Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025, which includes an explanatory paragraph relating to SeaStar Medical Holding Corporation’s ability to continue as a going concern, relating to the consolidated financial statements of SeaStar Medical Holding Corporation as of and for the years ended December 31, 2024 and 2023, which appears in SeaStar Medical Holding Corporation’s Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 22, 2025